Exhibit 5.2
300 North LaSalle
Chicago, Illinois 60654

312 862-2000	Facsimile:
312 862-2200
www.kirkland.com
December 10, 2010
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
Re:      Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Hanesbrands Inc., a Maryland corporation (the “Issuer”) and the guarantors set forth on Exhibit A hereto (the “Guarantors” and, together with the Issuer, the “Registrants”). In this opinion letter, Hanesbrands Direct, LLC, a Colorado limited liability company, is also referred to as the “Colorado Registrant” and Event 1, Inc., a Kansas corporation, is also referred to as the “Kansas Registrant.” This opinion letter is being delivered in connection with the proposed registration by the Issuer of up to $1,000,000,000 in aggregate principal amount of the Issuer’s 6.375% Senior Notes due 2020 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2010, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”
     The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Base Indenture”), dated as of December 1, 2008, by and among the Issuer and Branch Banking and Trust Company, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of November 9, 2010, among the Issuer, the Guarantors, other guarantors named therein and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 6.375% Senior Notes due 2020 (the “Old Notes”) and the related guarantees, of which we understand $1,000,000,000 in aggregate principal amount is outstanding.
     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration Rights Agreement, dated as of November 9, 2010, by and among the Issuer, certain subsidiaries of the Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., HSBC

Hanesbrands Inc.
December 10, 2010

Securities (USA) Inc., J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the several initial purchasers set forth on Exhibit B hereto.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities laws, rules or regulations) or the enforceability of Section 11.03 of the Supplemental Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.
     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Hanesbrands Inc.
December 10, 2010

     Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of (i) Venable LLP, with respect to the Issuer, (ii) Hogan Lovells US LLP, with respect to the Colorado Registrant and (iii) Foulston Siefkin LLP, with respect to the Kansas Registrant, that such Exchange Notes and Guarantees have been duly authorized, executed and delivered, and for certain other matters under the laws of their respective states of organization. We have made no investigation of, and do not express or imply an opinion on, the laws of such states. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing) which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

EXHIBIT A
Guarantors

Name of Guarantor	Jurisdiction of Formation
BA International, L.L.C.	Delaware
Caribesock, Inc.	Delaware
Caribetex, Inc.	Delaware
CASA International, LLC	Delaware
Ceibena Del, Inc.	Delaware
Hanes Menswear, LLC	Delaware
Hanes Puerto Rico, Inc.	Delaware
Hanesbrands Direct, LLC	Colorado
Hanesbrands Distribution, Inc.	Delaware
HBI Branded Apparel Enterprises, LLC	Delaware
HBI Branded Apparel Limited, Inc.	Delaware
HbI International, LLC	Delaware
HBI Sourcing, LLC	Delaware
Inner Self LLC	Delaware
Jasper-Costa Rica, L.L.C.	Delaware
Playtex Dorado, LLC	Delaware
Playtex Industries, Inc.	Delaware
Seamless Textiles, LLC	Delaware
UPCR, Inc.	Delaware
UPEL, Inc.	Delaware
GearCo, Inc.	Delaware
GFSI Holdings, Inc.	Delaware
GFSI, Inc.	Delaware
CC Products, Inc.	Delaware
Event 1, Inc.	Kansas

EXHIBIT B
Initial Purchasers
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Fifth Third Securities Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.